Exhibit 10.1
May 11, 2026
James “Jim” Mackey
Address on file at the Company

Re: Amended and Restated Letter Agreement

Dear Jim:

This letter agreement (this “Letter”) amends and restates that certain retention letter entered into between you BankUnited, Inc. (together with BankUnited, N.A., “BankUnited”) on July 22, 2025, (the “2025 Letter”), to alter the nature of your benefits if BankUnited experiences a Change in Control (as defined in the BankUnited, Inc. 2023 Omnibus Equity Incentive Plan), from a retention benefit to a “double-trigger” severance benefit. From and after the date first set forth above, this Letter supersedes and replaces the 2025 Letter, which shall be of no further force or effect.
Double-Trigger Severance Benefit: If during the two-year period following the completion of a Change in Control, either your employment is terminated by BankUnited or its successor without Cause (as defined in the BankUnited, Inc. 2023 Omnibus Equity Incentive Plan) or you terminate your employment with BankUnited or its successor for Good Reason (as defined below), in either case, subject to you executing and not revoking a separation agreement containing a release of claims in a form provided by BankUnited or its successor (the “Release”), you will receive a lump sum payment in an amount equal to two (2) times your annual base salary as in effect immediately prior to the Change in Control, or if higher, thereafter (the “Severance Payment”). The Severance Payment shall be paid to you as soon as practicable following your date of termination but in no event later than ten (10) calendar days following the date the Release becomes effective and irrevocable (and in any event no later than March 15 following the calendar year of such date of termination).
For purposes of this Letter, “Good Reason” shall mean, without your prior written consent: (i) a reduction of ten percent (10%) or more in your annual base salary or your “total target direct compensation opportunity” (as defined below) for the fiscal year of termination relative to your total target direct compensation opportunity for the immediately preceding fiscal year; or (ii) a relocation of your principal place of employment by more than thirty (30) miles; provided, however, in each case, that no such event shall constitute “Good Reason” unless (x) you notify BankUnited or its successor in writing of the existence of the event constituting Good Reason within sixty (60) days of the occurrence thereof, (y) BankUnited or its successor fails to cure the event constituting Good Reason within the thirty (30)-day period following the receipt of such notice from you and (z) you terminate employment within ninety (90) days following the expiration of the thirty (30)-day cure period referred to in clause (y) above. For purposes hereof, “total target direct compensation opportunity” means the sum of your (A) annual base salary and (B) annualized target aggregate cash and equity bonus or incentive opportunity. For clarity, a reduction in incentive payouts based on actual performance results (and not a reduction in opportunities), as determined by BankUnited or its successor in its reasonable, good faith and ordinary course discretion shall not constitute a basis for Good Reason.
Withholding Taxes: The payment made to you pursuant to this Letter shall be subject to withholding of applicable income and employment taxes.
Regulatory Compliance: Notwithstanding anything herein contained to the contrary, any payment to you by BankUnited or its successor is subject to and conditioned upon compliance with section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. §1828(k), and the Federal Deposit Insurance Corporation regulation 12 C.F.R. part 359, Golden Parachute and Indemnification Payments.
Internal Revenue Code Section 409A: This Letter shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Section 409A of the Internal Revenue Code.
This Letter does not constitute an employment agreement or guarantee of employment with BankUnited.
The growth and transformation of this franchise is in large part because of your dedication and efforts. I thank you, in advance, for your continuing support of BankUnited.
To confirm your agreement with and acceptance of this Letter, please sign a copy and return it to me.
Sincerely,

/s/ Rajinder P. Singh
Rajinder P. Singh
Chairman, President and Chief Executive Officer

Agreed to and acknowledged
as of May 11, 2026:

/s/ James G. Mackey
James "Jim" G. Mackey